Exhibit 99.1

For Release November 2, 2011

1:01 p.m. Pacific

Clearwire Reports Record Third Quarter 2011 Results

•	Record 3Q 2011 Revenue of $332.2 Million, Up 134% From $142.2 Million, Year Over Year

•	Record Quarterly Net Wholesale Subscriber Additions of 1.9 Million Representing 29% Sequential Growth in Ending Wholesale Subscribers

•	57% Sequential Improvement in 3Q 2011 Adjusted EBITDA as compared to 2Q 2011 Pro Forma Adjusted EBITDA

•	Smartphone Data Traffic Driving Network Demand with 43% Quarter over Quarter Increase in Smartphone Network Usage

•	New CLEAR Retail Pricing Options Offer Flexibility, Convenience and Unlimited Usage

Bellevue, Wash. – November 2, 2011 – Clearwire Corporation (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the U.S., today reported its financial and operating results for third quarter 2011.

“Our record third quarter results demonstrate that our efforts to optimize performance are succeeding,” said Erik Prusch, President and CEO of Clearwire. “We believe the growth of our subscriber base and improvements in our cost structure resulted in significant Adjusted EBITDA improvement in the third quarter, and support the merits of our business model. Additionally, the continued growth in network usage by our subscribers highlights the rapidly increasing demand for mobile broadband data that Clearwire is best-positioned to deliver.

“Today Clearwire is the only operational 4G wholesale business combining an all-IP network, substantial spectrum resources, and a technology roadmap to serve the growing demand for mobile broadband. We believe Clearwire’s deep spectrum resources are capable of meeting the urban demand that will likely strain the lower-capacity LTE deployments planned by other wireless operators. Our common global technology roadmap, aligned with members of the Global TDD-LTE Initiative (GTI), including China Mobile, the largest wireless carrier in the world, should position us to benefit from the significant economies of scale of a converged LTE ecosystem. We look forward to opportunities to work with our current wholesale partners, and other wireless carriers, to serve this growing market.”

Clearwire ended third quarter 2011 with approximately 9.54 million total subscribers, up 240% from 2.81 million subscribers in third quarter 2010. The subscriber base consists of 1.32 million retail subscribers and 8.22 million wholesale subscribers. During third quarter 2011, Clearwire added 1.89 million total net new subscribers, comprised of 35 thousand retail and 1.86 million wholesale net new subscribers. Clearwire’s wholesale subscribers consist primarily of Sprint 3G/4G smartphone customers.

Third quarter 2011 aggregate network usage by wholesale customers increased 34% compared to second quarter 2011, driven primarily by growth in aggregate smartphone usage, which increased 43% over the same period.

Third quarter 2011 revenue was $332.2 million, a 134% increase over third quarter 2010 revenue of $142.2 million. Third quarter 2011 retail revenue and other revenue was $195.0 million, a year over year increase of 55% from $125.6 million in third quarter 2010. Third quarter 2011 retail average revenue per user (ARPU) was $47.05 up from $43.10 in third quarter 2010. Wholesale revenue in third quarter 2011 was $137.2 million, a year over year increase of 730% from $16.5 million in third quarter 2010. Third quarter 2011 wholesale ARPU was $6.20, up from $4.46 in third quarter 2010.

Retail cost per gross addition (CPGA) was $288 in the third quarter 2011 compared to $313 in second quarter 2011. Retail churn was 4.2% in third quarter 2011, up from 3.9% in second quarter 2011. Wholesale churn was 1.5% in third quarter 2011, up from second quarter 2011 wholesale churn of 1.3%.

Adjusted EBITDA in third quarter 2011 was a loss of $46.4 million, representing a sequential improvement of $62.1 million when compared to second quarter 2011 pro forma Adjusted EBITDA loss of $108.5 million. When compared to second quarter 2011 actual Adjusted EBITDA loss of $79.6 million, third quarter 2011 Adjusted EBITDA improved by $33.2 million.

Third quarter 2011 reported net loss from continuing operations attributable to Clearwire was $83.5 million, or $0.34 per basic share. Including the effects of discontinued operations, third quarter 2011 reported net loss attributable to Clearwire was $84.8 million, or $0.35 per basic share.

At the end of third quarter 2011, Clearwire operated networks in the U.S. covering areas where approximately 135 million people reside, including approximately 133 million people in 4G markets in the U.S.

2011 Outlook

Clearwire now expects to exceed its previous guidance of 10 million subscribers by the end of 2011, with most of the new subscribers coming from its wholesale business. Before any impact of an LTE deployment, the company now expects capital expenditures in 2011 to be less than $300 million, approximately $100 million lower than previous guidance.

New CLEAR Pricing

This week, Clearwire launched a family of new, user-friendly service plans for our new customers in order to simplify our CLEAR retail product offerings and focus on our core 4G network. All of the new CLEAR 4G internet plans now feature no long-term contracts and unlimited* Internet usage following successful retail trials in certain markets this summer. In addition, there are no credit checks, consumers and businesses choose from the same plans, and in most cases, the CLEAR service comes with a 15-day Risk-Free Satisfaction Guarantee.

The new flexible service plans allow customers to get CLEAR for 2 hours, one day, one week or on a monthly recurring basis. Monthly service prices start at $50 (plus tax) for a 4G Mobile or 4G Home plan. Device prices for new customers start at $39.99 and device leases will no longer be available.

Results of Continuing Operations

Cost of goods and services and network costs (COGS) for third quarter 2011 decreased 35% to $282.5 million compared to $433.4 million for second quarter 2011. These amounts include non-cash charges for network equipment reserves and other write-downs of $214.6 million and $38.7 million in the second and third quarters of 2011, respectively, and non-cash network related rents of $38.4 million and $65.2 million in the second and third quarters of 2011, respectively. The sequential increase in non-cash network related rents in third quarter 2011 was primarily due to a higher provision for unused tower-related leases and other network agreements. Excluding non-cash expenses, COGS decreased 1.3% sequentially reflecting a full quarter’s benefit of outsourcing efficiencies.

Selling, general and administrative (SG&A) expense for the third quarter 2011 decreased 1% to $176.5 million compared to $178.2 million for the second quarter 2011. The decrease is primarily attributable to lower general and administrative expenses resulting from workforce reductions and outsourcing arrangements, partially offset by higher non-cash stock compensation expense.

Third quarter 2011 capital expenditures (capex) declined to $17 million from $56 million in second quarter 2011 primarily due to favorable settlements on prior capex purchases. The company ended the third quarter 2011 with cash and investments of approximately $711 million invested primarily in U.S. Treasury securities. In October 2011 Clearwire received cash payments totaling $110.1 million for the third installment of the pre-payment and take-or-pay commitment for 2011 in accordance with the Sprint wholesale agreements.

Clearwire Corporation

Summary of Financial Data From Continuing Operations

(In thousands)

(Unaudited)

	Three months ended
	Actual	Pro forma (1)		Actual
	September 30,	June 30,	March 31,	June 30,	March 31,	September 30,
	2011	2011	2011	2011	2011	2010
REVENUES
Retail revenues	$194,789	$190,583	$175,242	$190,583	$175,242	$125,002
Wholesale revenues	137,162	102,624	76,974	131,522	60,895	16,525
Other revenue	226	506	671	506	671	635

Total revenues	332,177	293,713	252,887	322,611	236,808	142,162
OPERATING EXPENSES:

Cost of goods and services and network costs (exclusive of items shown separately below)	282,459	433,363	240,145	433,363	240,145	222,035
Selling, general and administrative expense	176,469	178,232	214,864	178,232	214,864	236,178
Depreciation and amortization	165,560	169,640	182,474	169,640	182,474	121,289
Spectrum lease expense	77,696	76,620	74,821	76,620	74,821	72,761
Loss from abandonment of network and other assets	29,129	376,350	171,862	376,350	171,862	9,391

Total operating expenses	731,313	1,234,205	884,166	1,234,205	884,166	661,654

OPERATING LOSS	(399,136)	(940,492)	(631,279)	(911,594)	(647,358)	(519,492)

LESS NON-CASH ITEMS
Non-cash expenses	119,321	71,388	76,243	71,388	76,243	84,716
Non-cash write-downs	67,810	590,948	178,325	590,948	178,325	29,397
Depreciation and amortization	165,560	169,640	182,474	169,640	182,474	121,289

Total non-cash items	352,691	831,976	437,042	831,976	437,042	235,402

Adjusted EBITDA	$(46,445)	$(108,516)	$(194,237)	$(79,618)	$(210,316)	$(284,090)
Adjusted EBITDA margin	-14%	-37%	-77%	-25%	-89%	-200%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total net subscriber additions	1,893k	1,543k	1,761k	1,543k	1,761k	1,226k
Wholesale	1,858k	1,504k	1,610k	1,504k	1,610k	1,077k
Retail	35k	39k	151k	39k	151k	149k
Total subscribers	9,541k	7,648k	6,105k	7,648k	6,105k	2,805k
Wholesale(2)	8,219k	6,360k	4,856k	6,360k	4,856k	1,829k
Retail	1,322k	1,288k	1,249k	1,288k	1,249k	976k
ARPU
Wholesale	$6.20	$6.18	$6.37	$7.92	$5.04	$4.46
Retail	$47.05	$47.59	$46.80	$47.59	$46.80	$43.10
Churn
Wholesale	1.5%	1.3%	1.3%	1.3%	1.3%	1.3%
Retail	4.2%	3.9%	3.3%	3.9%	3.3%	3.4%
Retail CPGA	$288	$313	$295	$313	$295	$504

Capital expenditures	$17MM	$56MM	$130MM	$56MM	$130MM	$760MM
Domestic 4G covered POPS	132.7MM	132.4MM	125.6MM	132.4MM	125.6MM	82.3MM
Cash, cash equivalents and investments	$711MM	$848MM	$1,245MM	$848MM	$1,245MM	$1,390MM

(1)

Pro Forma revenue includes the impact of approximately $16.1 million of wholesale revenue related to Q1 2011 that was recorded in Q2 2011 and approximately $12.8 million of wholesale revenue recorded in Q2 2011 to settle disputes related to prior usage.

(2)	Includes non-launched markets.

Management Webcast

Clearwire executives will host a conference call and simultaneous webcast to discuss the company’s third quarter 2011 financial results at 4:30 p.m. Eastern Time today. A live broadcast of the conference call will be available online on the company’s investor relations website located at http://investors.clearwire.com.

Interested parties can access the conference call by dialing 1- 877-392-9886, or from outside the United States by dialing 1-707-287-9329, five minutes prior to the start time. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on November 2, through Wednesday, November 9, by calling 1-855-859-2056, or from outside the United States by dialing 1-404-537-3406. The passcode for the replay is 19135355.

About Clearwire

Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of mobile broadband services. Clearwire’s 4G network currently provides coverage in areas of the U.S. where more than 130 million people live. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with companies such as Sprint, Comcast, Time Warner Cable, Locus Telecommunications, Cbeyond, Mitel, NetZero and Best Buy. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

Forward-Looking Statements

This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•

If our business fails to perform as we expect or if we incur unforeseen expenses in the near term, we will require additional capital to fund our current business. Also, we will need substantial additional capital over the intermediate and long-term. Such additional capital may not be available on acceptable terms or at all. If we fail to obtain additional capital, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

•

Our current plans and projections are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and implement various cost savings initiatives.

•

Our business has become increasingly dependent on our wholesale partners, and Sprint in particular. If we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into new agreements with Sprint and additional wholesale partners for new wholesale commitments, our business prospects, results of operations and financial condition could be adversely affected, or we could be forced to consider all available alternatives. For instance, Sprint has recently made a series of announcements that will likely adversely affect our wholesale business over the long term, including announcing: plans to deploy its own nationwide 4G LTE network, that it is only committed to selling mobile WiMAX devices through 2012, that it has commenced sales of Apple’s iPhone, and that it is limiting mobile WiMAX usage on non-smartphone devices.

•

We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and/or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•

With Sprint’s recent announcements about its plans to switch to LTE, and that it is committed to selling mobile WiMAX devices only through 2012, we believe we will need to deploy LTE on our wireless broadband network, alongside mobile WiMAX, to be able to continue to operate in the long term. We will incur significant costs to deploy such technology, and will need to raise substantial additional capital to cover such costs. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service, as well as our ability to generate new wholesale customers for the new network.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors for our retail business are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•

Sprint owns just less than a majority of our common shares, is our largest shareholder, and has the contractual ability to obtain enough shares to hold the majority voting interest in the company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.

For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 22, 2011 and subsequent Form 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.

*	Please note, unlimited plans subject to CLEAR’s Acceptable Use Policy, posted at www.clear.com/legal.aup.

CONTACTS:

Investor Relations:

Alice Ryder, 425-636-5828

alice.ryder@clearwire.com

Media Relations:

Susan Johnston, 425-216-7913

susan.johnston@clearwire.com

JLM Partners for Clearwire:

Mike DiGioia or Jeremy Pemble, 206-381-3600

mike@jlmpartners.com or jeremy@jlmpartners.com

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$188,199	$1,230,242
Short-term investments	509,609	502,316
Restricted cash	1,000	1,000
Accounts receivable, net of allowance of $11,715 and $3,792	98,117	24,653
Inventory, net	8,710	17,432
Prepaids and other assets	67,887	82,580

Total current assets	873,522	1,858,223
Property, plant and equipment, net	3,306,387	4,447,374
Restricted cash	5,881	29,355
Long-term investments	13,567	15,251
Spectrum licenses, net	4,311,917	4,348,882
Other intangible assets, net	45,853	60,884
Investments in equity investees	12,629	14,263
Other assets	156,250	169,489
Assets of discontinued operations	38,599	96,765

Total assets	$8,764,605	$11,040,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$282,762	$448,789
Other current liabilities	202,309	226,997

Total current liabilities	485,071	675,786
Long-term debt, net	4,019,326	4,017,019
Deferred tax liabilities, net	28,212	838
Other long-term liabilities	598,658	444,774
Liabilities of discontinued operations	26,968	32,071

Total liabilities	5,158,235	5,170,488
Commitments and contingencies

Stockholders’ equity:
Class A common stock, par value $0.0001, 1,500,000 shares authorized; 249,705 and 243,544 shares outstanding	25	24
Class B common stock, par value $0.0001, 1,000,000 shares authorized; 666,068 and 743,481 shares outstanding	66	74
Additional paid-in capital	2,250,661	2,221,110
Accumulated other comprehensive income	3,288	2,495
Accumulated deficit	(1,380,977)	(900,493)

Total Clearwire Corporation stockholders’ equity	873,063	1,323,210
Non-controlling interests	2,733,307	4,546,788

Total stockholders’ equity	3,606,370	5,869,998

Total liabilities and stockholders’ equity	$8,764,605	$11,040,486

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2011	2010
Revenues	$332,177	$142,162
Operating expenses:

Cost of goods and services and network costs (exclusive of items shown separately below)	282,459	222,035
Selling, general and administrative expense	176,469	236,178
Depreciation and amortization	165,560	121,289
Spectrum lease expense	77,696	72,761
Loss from abandonment of network and other assets	29,129	9,391

Total operating expenses	731,313	661,654

Operating loss	(399,136)	(519,492)

Other income (expense):
Interest income	534	1,325
Interest expense	(128,596)	(26,563)
Gain on derivative instruments	59,729	—
Other income (expense), net	(1,261)	(3,739)

Total other income (expense), net	(69,594)	(28,977)

Loss from continuing operations before income taxes	(468,730)	(548,469)
Income tax provision	(10,727)	(206)

Net loss from continuing operations	(479,457)	(548,675)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	395,955	413,174

Net loss from continuing operations attributable to Clearwire Corporation	(83,502)	(135,501)

Net loss from discontinued operations attributable to Clearwire Corporation	(1,289)	(3,919)

Net loss attributable to Clearwire Corporation	$(84,791)	$(139,420)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(0.34)	$(0.56)

Diluted	$(0.53)	$(0.56)

Net loss attributable to Clearwire Corporation per Class A common share:
Basic	$(0.35)	$(0.58)

Diluted	$(0.54)	$(0.58)

Weighted average Class A common shares outstanding:
Basic	248,796	242,332

Diluted	914,864	985,813

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Revenues	$891,596	$359,953
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	955,967	641,124
Selling, general and administrative expense	569,565	647,086
Depreciation and amortization	517,674	278,842
Spectrum lease expense	229,137	207,604
Loss from abandonment of network and other assets	577,341	10,762

Total operating expenses	2,849,684	1,785,418

Operating loss	(1,958,088)	(1,425,465)
Other income (expense):
Interest income	2,063	4,080
Interest expense	(377,133)	(84,869)
Gain on derivative instruments	148,227	—
Other income (expense), net	966	(5,384)

Total other income (expense), net	(225,877)	(86,173)

Loss from continuing operations before income taxes	(2,183,965)	(1,511,638)
Income tax provision	(28,422)	(997)

Net loss from continuing operations	(2,212,387)	(1,512,635)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	1,751,483	1,162,074

Net loss from continuing operations attributable to Clearwire Corporation	(460,904)	(350,561)
Net loss from discontinued operations attributable to Clearwire Corporation	(19,580)	(8,867)

Net loss attributable to Clearwire Corporation	$(480,484)	$(359,428)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(1.87)	$(1.63)

Diluted	$(2.34)	$(1.63)

Net loss attributable to Clearwire Corporation per Class A common share:
Basic	$(1.95)	$(1.67)

Diluted	$(2.42)	$(1.67)

Weighted average Class A common shares outstanding:
Basic	246,621	215,515

Diluted	955,507	215,515

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net loss from continuing operations	$(2,212,387)	$(1,512,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	27,374	—
Losses from equity investees, net	1,691	1,563
Non-cash gain on derivative instruments	(148,227)	—
Accretion of discount on debt	30,390	2,954
Depreciation and amortization	517,674	278,842
Amortization of spectrum leases	40,699	43,644
Non-cash rent expense	205,098	149,909
Share-based compensation	21,156	40,370
Loss on property, plant and equipment	837,083	121,224
Changes in assets and liabilities:
Inventory	8,608	(2,512)
Accounts receivable	(68,767)	(16,444)
Prepaids and other assets	19,371	(88,910)
Prepaid spectrum licenses	(4,371)	(2,775)
Accounts payable and other liabilities	82,716	147,106

Net cash used in operating activities of continuing operations	(641,892)	(837,664)
Net cash (used in) provided by operating activities of discontinued operations	1,284	(3,177)

Net cash used in operating activities	(640,608)	(840,841)

Cash flows from investing activities:
Payments to acquire property, plant and equipment	(387,099)	(1,946,386)
Payments for spectrum licenses and other intangible assets	(1,396)	(11,050)
Purchases of available-for-sale investments	(857,035)	(1,873,966)
Disposition of available-for-sale investments	847,222	2,752,050
Other investing	23,474	(34,756)

Net cash used in investing activities of continuing operations	(374,834)	(1,114,108)
Net cash used in investing activities of discontinued operations	(3,030)	(374)

Net cash used in investing activities	(377,864)	(1,114,482)

Cash flows from financing activities:
Principal payments on long-term debt	(23,633)	(122)
Debt financing fees	(1,158)	(21,918)
Equity investment by strategic investors	—	54,839
Proceeds from issuance of common stock	3,619	303,630

Net cash (used in) provided by financing activities of continuing operations	(21,172)	336,429
Net cash (used in) provided by financing activities of discontinued operations	—	—

Net cash (used in) provided by financing activities	(21,172)	336,429

Effect of foreign currency exchange rates on cash and cash equivalents	(4,145)	(880)

Net decrease in cash and cash equivalents	(1,043,789)	(1,619,774)
Cash and cash equivalents:
Beginning of period	1,233,562	1,698,017

End of period	189,773	78,243
Less: cash and cash equivalents of discontinued operations at end of period	1,574	3,914

Cash and cash equivalents of continuing operations at end of period	$188,199	$74,329

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest	$237,132	$168,931
Non-cash investing activities:
Fixed asset purchases in accounts payable and accrued expenses	$25,903	$206,452
Fixed asset purchases financed by long-term debt	$11,204	$91,312
Non-cash financing activities:
Vendor financing obligations	$(3,166)	$(45,392)
Capital lease obligations	$(8,038)	$(45,920)

Definitions of Terms and Reconciliations of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations

The company utilizes certain non-GAAP financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Other companies may calculate these measures differently.

(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, impairment charges, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	(Unaudited)
	Actual	Pro forma		Actual
	September 30,	June 30,	March 31,	June 30,	March 31,	September 30,
(in thousands)	2011	2011	2011	2011	2011	2010
Operating loss	$(399,136)	$(940,492)	$(631,279)	$(911,594)	$(647,358)	$(519,492)

Non-cash expenses:
Spectrum lease expense	38,845	28,519	34,748	28,519	34,748	24,300
Building and network related rents*	70,584	37,965	35,135	37,965	35,135	50,640
Stock compensation*	9,892	4,904	6,360	4,904	6,360	9,776

Non-cash expenses	119,321	71,388	76,243	71,388	76,243	84,716

Non-cash write-downs:
Loss from abandonment of network and other assets	29,129	376,350	171,862	376,350	171,862	9,391
Network equipment reserves and other write-downs	38,681	214,598	6,463	214,598	6,463	20,006

Non-cash write-downs	67,810	590,948	178,325	590,948	178,325	29,397

Depreciation and amortization	165,560	169,640	182,474	169,640	182,474	121,289

Adjusted EBITDA	$(46,445)	$(108,516)	$(194,237)	$(79,618)	$(210,316)	$(284,090)

*	Amounts included in COGS and SG&A.

In a capital-intensive industry, management believes Adjusted EBITDA to be a meaningful measure of the company’s operating performance. The company provides this non-GAAP measure as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term leases, share-based compensation and non-cash write-downs. Because this non-GAAP measure facilitates internal comparisons of the company’s historical operating performance, management also uses this non-GAAP measure for business planning purposes and in measuring the company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the company’s financial performance over time and to compare the company’s financial performance with that of other companies in the industry.

(2) ARPU (Average Revenue Per User) is revenue, less acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, and shipping revenue, divided by the weighted average number of subscribers in the period, divided by the number of months in the period. Wholesale ARPU is wholesale revenue divided by the average number of wholesale subscribers in the period, divided by the number of months in the period. Retail ARPU is retail revenue less acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, and shipping revenue; divided by the weighted average number of retail subscribers in the period, divided by the number of months in the period.

	Three months ended
	(Unaudited)
	Actual	Pro forma		Actual
	September 30,	June 30,	March 31,	June 30,	March 31,	September 30,
(in thousands)	2011	2011	2011	2011	2011	2010
Total revenue	$332,177	$293,713	$252,887	$322,611	$236,808	$142,162
Acquired companies & other revenue	(10,850)	(9,509)	(10,830)	(9,509)	(10,830)	(6,502)

Total ARPU Revenue	321,327	284,204	242,057	313,102	225,978	135,660

Wholesale ARPU revenue	137,109	102,624	76,974	131,522	60,895	16,525
Retail ARPU revenue	184,218	181,580	165,083	181,580	165,083	119,135

Total ARPU revenue	321,327	284,204	242,057	313,102	225,978	135,660

	Three months ended
	(Unaudited)
	Actual	Pro forma		Actual
	September 30,	June 30,	March 31,	June 30,	March 31,	September 30,
(in thousands)	2011	2011	2011	2011	2011	2010
Wholesale ARPU revenue	137,109	102,624	76,974	131,522	60,895	16,525

Average wholesale customers	7,371	5,533	4,025	5,533	4,025	1,236
Months in period	3	3	3	3	3	3
Wholesale ARPU	$6.20	$6.18	$6.37	$7.92	$5.04	$4.46

	Three months ended
	(Unaudited)
	Actual	Pro forma		Actual
	September 30,	June 30,	March 31,	June 30,	March 31,	September 30,
(in thousands)	2011	2011	2011	2011	2011	2010
Retail ARPU revenue	184,218	181,580	165,083	181,580	165,083	119,135

Average retail customers	1,305	1,272	1,176	1,272	1,176	921
Months in period	3	3	3	3	3	3
Retail ARPU	$47.05	$47.59	$46.80	$47.59	$46.80	$43.10

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in the business, including changes in the company’s service offerings and fees, affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare the company’s customer revenue to that of other wireless communications providers. The company believes investors use ARPU primarily as a tool to track changes in the company’s average revenue per customer and to compare Clearwire’s per customer service revenues to those of other wireless communications providers.

(3) Pro Forma Reconciliation

The unaudited pro forma condensed consolidated statements of operations that follow are presented for informational purposes only and should not be taken as representative of the future consolidated results of operations of the company. Management believes the unaudited pro forma condensed consolidated statements of operations are useful because they more accurately reflect the revenue-generating activities during the relevant periods and facilitate period to period comparisons of the company’s operating performance.

The following unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 and June 30, 2011 were prepared using the unaudited condensed consolidated statement of operations of Clearwire for the three months ended March 31, 2011 and June 30, 2011. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the separate historical financial statements and accompanying notes thereto.

The pricing provisions agreed to in the 4G Amendment and the other new Sprint wholesale agreements are applicable from and after January 1, 2011. However, in accordance with GAAP applicable to revenue recognition, Clearwire’s first quarter results did not reflect additional revenues due to the company as a result of the amendments contained in the Sprint wholesale amendments which were signed on April 18, 2011. During the second quarter of 2011, Clearwire recognized revenue of approximately $16.1 million attributable to services provided in the first quarter of 2011.

On April 27, 2011 Clearwire received a cash payment of $181.5 million comprised of the initial installments of the take-or-pay commitment for 2011 and the agreed-upon pre-payment, as well as a $28.2 million settlement amount in accordance with the Sprint wholesale amendments. In the second quarter of 2011, in addition to revenues earned during the second quarter, the company recorded the $16.1 million of revenue attributable to services provided in the first quarter, and $12.8 million of the $28.2 million of cash received related to services provided in periods prior to December 31, 2010.

Had the Sprint wholesale amendments been in effect as of March 31, 2011, and the portion of the settlement related to prior periods been recorded in the attributable service periods, Clearwire’s pro forma revenues for the second quarter of 2011 would have decreased by $28.9 million and the pro forma net loss from continuing operations attributable to Clearwire Corporation would have increased by $6.5 million or $0.03 per basic share.

The following table reconciles as reported results to the pro forma results for the three months ended March 30, 2011 and June 30, 2011 (in thousands):

	Three Months Ended June 30, 2011			Three Months Ended March 31, 2011
	(Unaudited)			(Unaudited)
	Amounts as reported	Adjustments (1)	Pro forma amounts	Amounts as reported	Adjustments (1)	Pro forma amounts
Revenues:
Retail revenue	$190,583	$—	$190,583	$175,242	$—	$175,242
Wholesale revenue	131,522	(28,898)	102,624	60,895	16,079	76,974
Other revenue	506		506	671		671

Total revenues	322,611	(28,898)	293,713	236,808	16,079	252,887
Total expenses	(1,262,381)		(1,262,381)	(1,029,968)		(1,029,968)

Net loss from continuing operations	(939,770)	(28,898)	(968,668)	(793,160)	16,079	(777,081)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	779,245	22,382	801,627	576,283	(12,087)	564,196

Net loss from continuing operations attributable to Clearwire Corporation	(160,525)	(6,516)	(167,041)	(216,877)	3,992	(212,885)

Net loss from discontinued operations attributable to Clearwire Corporation	(8,213)	—	(8,213)	(10,078)	—	(10,078)

Net loss attributable to Clearwire Corporation	$(168,738)	$(6,516)	$(175,254)	$(226,955)	$3,992	$(222,963)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.65)		$(0.68)	$(0.89)		$(0.87)

Diluted	$(0.98)		$(1.00)	$(0.89)		$(0.87)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.68)		$(0.71)	$(0.93)		$(0.91)

Diluted	$(1.01)		$(1.03)	$(0.93)		$(0.91)

Wholesale ARPU	$7.92		$6.18	$5.04		$6.37

(1)

Pro Forma revenue includes the impact of approximately $16.1 million of wholesale revenue related to Q1 2011 that was recorded in Q2 2011 and approximately $12.8 million of wholesale revenue recorded in Q2 2011 to settle disputes related to prior usage.

(4) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the company’s gross customer additions and therefore not included in any of the churn calculations. Wholesale churn is calculated as the wholesale subscriber deactivations during the reporting period divided by the weighted average wholesale subscriber base for the period divided by the number of months in the period. Retail churn is calculated as the retail subscriber deactivations during the reporting period divided by the weighted average retail subscriber base for the period divided by the number of months in the period. Management uses churn to measure retention of the company’s subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The company believes investors use churn primarily as a tool to track changes in the company’s customer retention. Other companies may calculate this measure differently.

5) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs, less general and administrative costs and acquired businesses costs (costs from entities that were acquired by Old Clearwire) plus devices equipment subsidy, divided by gross retail customer additions in the period.

	Three months ended
	(Unaudited)
	September 30,	June 30,	March 31,	September 30,
(in thousands)	2011	2011	2011	2010
Retail CPGA
Selling, general and administrative	176,469	$178,232	$214,864	236,178
G&A and other	(118,923)	(120,033)	(136,105)	(113,633)

Total selling expense	57,546	58,199	78,759	122,545

Total gross adds	200	186	267	243
Total retail CPGA	$288	$313	$295	$504

Management uses retail CPGA to measure the efficiency of the company’s customer acquisition efforts, to track changes in Clearwire’s average cost of acquiring new subscribers over time, and to help evaluate how changes in the company’s sales and distribution strategies affect the cost-efficiency of the company’s customer acquisition efforts. Clearwire believes investors use retail CPGA primarily as a tool to track changes in the company’s average cost of acquiring new subscribers.

(6) Market EBITDA is the equivalent of Adjusted EBITDA (see definition (1) Adjusted EBITDA) at the market level. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.